Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:	AirNet Systems, Inc.	InvestQuest, Inc.
	Ray Druseikis	Bob Lentz
	(614) 409-4996	(614) 876-1900
AirNet Systems, Inc. Reports First Quarter 2008 Results
COLUMBUS, Ohio (May 12, 2008) AirNet Systems, Inc. (AMEX: ANS) today reported total net revenues of $38.2 million for the three months ended March 31, 2008 versus $41.5 million for the same period last year, a decline of 8%. Income from operations before income taxes decreased to $1.0 million for the first quarter of 2008 from $2.0 million for the same period in 2007. The Company recognized an income tax benefit of approximately $8.3 million in the first quarter of 2008 primarily as a result of a discretionary income tax method change approved by the Internal Revenue Service on March 11, 2008 as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which was filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2008. As a result, net income was $9.3 million, or $0.90 per diluted common share, for the first three months of 2008 compared to net income of $1.9 million, or $0.18 per diluted share, for the prior year.
Bruce D. Parker, Chairman of the Board and Chief Executive Officer, said, “Our operating results for the first quarter 2008 were particularly impacted by further declines in cancelled check volumes as well as shipments for Bank Services customers. The decline in total revenue was partially offset by a $2.2 million reduction in total costs and expenses for the first quarter 2008 compared to a year ago.”
Mr. Parker continued, “Consistent with the ongoing transition of AirNet’s business, we are increasing our emphasis on dedicated cargo charters. Because of the higher number of dedicated scheduled and on-demand cargo charters compared to the first quarter of 2007, charter revenues increased compared to the same period last year. Additionally, we are pursuing opportunities to provide express feeder service through dedicated charters for the large express package integrated carriers.”
First Quarter 2008 Results
Bank Services net revenues, including fuel surcharge revenues of $4.6 million, declined 15% to $22.5 million for the first quarter 2008 from $26.5 million, including $3.4 million of fuel surcharge revenues, a year ago.  Total pounds shipped per weekday flying day for Bank Services for the first quarter 2008 was 35% below the first quarter 2007. Weekday cancelled check pounds shipped per flying day during the first quarter 2008 was 48% below the same period a year ago, which was partially offset by higher proof of deposit (unprocessed checks) volume compared to the first quarter 2007.
Express Services net revenues increased 8% to $15.4 million, including fuel surcharge revenues of $2.9 million, for the first quarter 2008 from $14.2 million, including fuel surcharge revenues of $1.6 million, the prior year. This increase was primarily related to a 29% increase in Express Revenues-Charter for the first quarter 2008 versus a year ago due to the growth in charters for AirNet’s customers in key markets. This increase was partially offset by a 12% decline in Express Revenues-Non Charter due to significantly reduced shipping volume from one Express Services customer compared to the same period a year ago. The year-over-year decline from this Express Services customer was partially offset by higher shipping revenues from another Express Services customer.
Costs and Expenses
Total costs and expenses declined 6% to $37.2 million for the first quarter 2008 from $39.4 million for the same period in 2007.  This decrease was primarily attributable to lower aircraft maintenance costs ($2.5 million) due to fewer major maintenance events incurred during the first quarter 2008 coupled with a reduction in retail maintenance services, and lower ground courier costs ($1.7 million) resulting from the reduced number of shipments for Bank Services and Express Services compared to the first quarter 2007. Higher aircraft fuel expense ($1.0 million), due to the increase in average fuel prices, and acquisition related costs ($0.6 million), partially offset the reductions in total costs and expenses for the first quarter 2008. Net gain on disposition of assets related to the sale of aircraft, also included within the costs and expenses category, was $0.4 million for the first quarter 2008 compared to $0.9 million for the same period last year.
Interest Income / Expense
Interest income was $36,000 for the first quarter 2008 compared to interest expense of $0.1 million for the same period in 2007. The Company had no debt outstanding at March 31, 2008, compared to $7.5 million on the same date last year.
Income Taxes
The Company recorded an income tax benefit of $8.3 million for the first quarter 2008 compared to a provision for income taxes of $0.1 million for the first quarter 2007. This income tax benefit was primarily due to a discretionary income tax method change approved by the Internal Revenue Service on March 11, 2008. As required by SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”), the effect of the discretionary income tax method change is required to be reported in the period in which approval is obtained. This method change was retroactive to 2006 and will enable the Company to file for refunds against income taxes previously paid. The Company does not expect to receive approximately $5.6 million of the anticipated refunds until sometime in 2009.
The difference between the effective income tax rate and the federal statutory income tax rate for the three month period ended March 31, 2008 is primarily due to the net decrease in the valuation allowance for deferred tax assets which was principally due to the effect of the method change.
Special Shareholder Meeting
The Company will hold a Special Meeting of Shareholders at 10:00 a.m., Eastern Daylight Saving Time, on Wednesday, June 4, 2008, to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of March 31, 2008 (the “merger agreement”), by and among AirNet, AirNet Holdings, Inc., and AirNet Acquisition, Inc. and approve the merger contemplated thereby. This meeting will be held at the Hilton Columbus of Easton, 3900 Chagrin Drive, Columbus, Ohio. Subject to obtaining the required shareholder vote to adopt the merger agreement and approve the merger and satisfaction of various customary closing conditions, including the obtaining of any required regulatory approvals, the merger is expected to close before the end of the second quarter 2008. The closing is not subject to any financing contingencies.
The Board of Directors of AirNet unanimously approved the merger agreement, determined that the merger is in the best interests of AirNet’s shareholders and agreed to recommend approval and adoption of the merger and the merger agreement by AirNet’s shareholders. AirNet’s Board of Directors has received an opinion from Brown, Gibbons, Lang & Company, L.P. that the consideration to be received by the shareholders of AirNet pursuant to the merger is fair from a financial point of view.
Additional Information And Where To Find It:
This communication may be deemed to be solicitation material in respect of the proposed merger. In connection with the proposed merger, a definitive proxy statement of AirNet and other materials will be filed with the SEC. Investors are urged to read the definitive proxy statement and these other materials carefully when they become available because they will contain important information about AirNet and the proposed merger. Investors will be able to obtain free copies of the definitive proxy statement and these other materials when they become available as well as other documents filed with the SEC containing information about AirNet on the SEC’s web site at http://www.sec.gov. Investors will also be able to obtain for free the definitive proxy statement as well as other documents filed by AirNet with the SEC by directing a request in writing to AirNet Systems, Inc., at 7250 Star Check Drive, Columbus, Ohio 43217, Attention: Ray L. Druseikis, Secretary, or by telephone at (614) 409-4996.
Participants in the Solicitation
AirNet and its directors, executive officers and employees and AirNet Holdings, Inc. and AirNet Acquisition, Inc. may be deemed, under SEC rules, to be participants in the solicitation of proxies from AirNet’s shareholders with respect to the proposed merger. Information regarding AirNet’s directors and executive officers is set forth in AirNet’s Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 2007, which was filed with the SEC on April 29, 2008. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will also be set forth in the definitive proxy statement of AirNet and other relevant materials to be filed with the SEC in connection with the proposed merger when they become available.
AirNet Systems, Inc.
AirNet Systems, Inc. focuses its resources on providing value-added, time-critical aviation services to a diverse set of customers in the most service-intensive, cost-effective manner possible. AirNet operates an integrated national transportation network that provides expedited transportation services to banks and time-critical small package shippers nationwide. AirNet’s aircraft are located strategically throughout the United States. To find out more, visit AirNet’s website at www.airnet.com.
Safe Harbor Statement
Except for the historical information contained in this news release, the matters discussed, including, but not limited to, statements concerning the prospects for completing the merger and the possible or assumed future results of operations of AirNet as well as statements regarding plans and objectives of AirNet’s management, are forward-looking statements that involve risks and uncertainties. When used in this news release, the words “believe”, “will”, “expect” and similar expressions are intended to be among statements that identify forward-looking statements. Because these forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The following factors, in addition to those included in the disclosures under the heading “ITEM 1A — RISK FACTORS” of Part I of AirNet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and “ITEM 1A — RISK FACTORS” of Part II of AirNet’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 could cause actual results to differ materially from those expressed in our forward-looking statements: the failure to satisfy any of the closing conditions in the merger agreement, including the failure of AirNet’s shareholders to adopt the merger agreement and approve the merger; the failure to obtain any required regulatory approvals of the merger on the proposed terms and schedule; uncertainty surrounding the merger making it more difficult to maintain relationships with AirNet’s customers and team members; potential regulatory changes by the Federal Aviation Administration (“FAA”), the Department of Transportation (“DOT”) and the Transportation Security Administration (“TSA”), which could increase the regulation of AirNet’s business, or the Federal Reserve, which could change the competitive environment of transporting cancelled checks; changes in the way the FAA is funded which could increase AirNet’s operating costs; changes in check processing and shipment patterns of bank customers; changes in check processing and shipment patterns of the Federal Reserve System’s Check Relay Network; the continued acceleration in the migration of AirNet’s Bank Services customers to electronic alternatives to the physical movement of cancelled checks; AirNet’s ability to reduce its cost structure to match declining revenues and operating expenses; disruptions to the Internet or AirNet’s technology infrastructure, including those impacting AirNet’s computer systems and corporate website; the impact of intense competition on AirNet’s ability to maintain or increase its prices for Express Services customers (including fuel surcharges in response to rising fuel costs); the impact of prolonged weakness in the United States economy on time-critical shipment volumes; significant changes in the volume of shipments transported on AirNet’s air transportation network, customer demand for AirNet’s various services or the prices it obtains for its services; the acceptance by AirNet’s weekday Bank Services customers of AirNet’s pricing structure; pilot shortages which could result in increased operating costs, a reduction in AirNet’s flight schedule or require subcontracting of certain routes; disruptions to operations due to adverse weather conditions, air traffic control-related constraints or aircraft accidents; potential changes in locally and federally mandated security requirements; increases in aviation fuel costs not fully offset by AirNet’s fuel surcharge program; acts of war and terrorist activities; technological advances and increases in the use of electronic funds transfers; the availability and cost of financing required for operations; other economic, competitive and domestic and foreign governmental factors affecting AirNet’s markets, prices and other facets of its operations; as well as other risks described from time to time in AirNet’s filings with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Please refer to the disclosures included in “ITEM 1A — RISK FACTORS” of Part I and in the section captioned “Forward-looking statements” in “ITEM 7 — MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” of Part II of the Annual Report on Form 10-K for the fiscal year ended December 31, 2007 of AirNet Systems, Inc. (File No. 1-13025) and the disclosure included in “ITEM 1A — RISK FACTORS” of Part II of AirNet Systems, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 for additional details relating to risk factors that could affect AirNet’s results and cause those results to differ materially from those expressed in the forward-looking statements.

AIRNET SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited

	Three Months Ended
	March 31,
In thousands, except per share data	2008	2007
NET REVENUES, NET OF EXCISE TAX
Bank services	$22,549	$26,494
Express services	15,381	14,214
Aviation services	234	804

Total net revenues	38,164	41,512

COSTS AND EXPENSES
Aircraft fuel	7,053	6,123
Aircraft maintenance	4,838	7,328
Operating wages and benefits	5,135	4,932
Contracted air costs	4,111	3,783
Ground courier	7,244	8,906
Depreciation	1,066	1,246
Insurance, rent and landing fees	1,858	2,138
Travel, training and other operating	1,740	1,584
Selling, general and administrative	3,965	4,262
Acquisition related costs	601	—
Net (gain) on disposition of assets	(394)	(880)

Total costs and expenses	37,217	39,422

Income from operations before interest and income taxes	947	2,090
Interest expense (income)	(36)	132

Income from operations before income taxes	983	1,958
Provision (benefit) for income taxes	(8,280)	100

Net income	$9,263	$1,858

Net income per common share — basic and diluted	$0.90	$0.18
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